Exhibit 99.1
KPMG
KPMG LLP
55 Second Street
San Francisco CA 94105

Independent Accountants' Report

The Board of Directors
Wells Fargo Bank, N.A.
We have examined management's assertion, included in the accompanying Management Report, that Wells Fargo Bank, N.A. (the "Bank"), as servicer of the loans included in the loan pools set forth in Appendix A (the "pools") of Management's Report, complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers, except for minimum servicing standards I.4, III.3,
III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of the pools, as of and for the year ended December 31, 2004. Management is responsible for the
Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

Our examination disclosed the following material noncompliance with minimum servicing standards over mortgage payments applicable to the Bank as of and for the year ended December
31, 2004: In seven of forty-five payments tested, we noted that the mortgage payment as recorded on the servicing system did not agree with the mortgagor's loan documents.

In our opinion, except for the material noncompliance described in the third paragraph, Wells
Fargo Bank, N.A., as servicer, complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004.

LLP
February 28, 2005

KPMG LLP, a U S. limited liability partnership, is the U.S
member firm of KPMG International, a Swiss cooperative